AMERIANA NEWS RELEASE

AMERIANA BANCORP
2118 BUNDY AVENUE
P.O. BOX H
NEW CASTLE, INDIANA               CONTACT: HARRY J. BAILEY
47362-1048                                 PRESIDENT AND CHIEF EXECUTIVE OFFICER
765-529-2230/1-800-487-2118                (765) 529-2230


           AMERIANA BANCORP COMPLETES SALE OF CINCINNATI-AREA BRANCHES

                          ---------------------------

                 COMPANY WILL WRITE OFF TROUBLED LEASE PORTFOLIO


NEW CASTLE, Ind. (September 30, 2003) - Ameriana Bancorp (NASDAQ/NM: ASBI) today reported that it has completed the previously announced sale of its two Cincinnati-area branches, located in Deer Park and Landen, Ohio, to Peoples Community Bancorp, Inc. (NASDAQ/NM: PCBI) of West Chester, Ohio. In connection with the sale, Ameriana will record an after-tax gain of approximately $2,940,000 or $0.93 per diluted share in the third quarter ending September 30, 2003.

     The transaction included Ameriana's real property related to the Deer Park branch and its leasehold on the premises for the Landen branch. Additionally, Ameriana conveyed most consumer and commercial loans at those branches as part of the transaction, as well as the branches' savings deposits, but retained and will continue to service certain single-family residential mortgages originated in those locations.

     Commenting on the announcement, Harry J. Bailey, President and Chief Executive Officer, said, "The sale of these branches will allow us to intensify our focus on our core market, one that stretches from New Castle to western Indianapolis, where we currently have nine branches and a stronger presence. We are excited about the prospects for growth in this region and are already working to capitalize on the opportunities we see here with the construction of a new branch in McCordsville. We believe this will be a strategic addition to our franchise that will help fill in the Hancock County corridor."

     Separately, Ameriana said it will write off two lease pools in the third quarter, an action that will reduce the quarter's net income by approximately $2,784,000 or $0.88 per diluted share. Heretofore, Ameriana had established reserves against these lease pools equal to approximately 58% of the approximately $10,900,000 that currently remains outstanding.

     As previously reported, during 2001 Ameriana purchased two pools of equipment lease receivables originated by the Commercial Money Center ("CMC"), a now-bankrupt equipment leasing company. Each lease in the pools was backed by a surety bond issued by one of two insurance companies guaranteeing payment of all amounts due under the leases in the event of default by the lessee. Both insurers now claim they were defrauded by CMC and are denying responsibility for payment. Ameriana and other financial institutions participating in the lease pools have initiated litigation against the sureties.

     Recently, the uncertainty surrounding the prospects for eventual recovery from the sureties increased due to a ratings change on one of the two sureties involved in the transaction, the Kemper Insurance Companies, which was downgraded to "D" by A.M. Best.

     "While we continue to believe that the surety bonds are enforceable against the insurers, and we intend to pursue that issue aggressively, it is clear that current litigation in this matter will be more protracted and challenging than we originally thought," Bailey said. "Aside from the inherent uncertainty surrounding the potential for recovery and its timing, we believe regulators will be increasingly conservative in their stance toward the level of reserves they consider prudent in this matter. Already, we have witnessed this, and the recent questions about Kemper's financial strength will likely intensify regulatory concerns. Accordingly, in keeping with Ameriana's conservative method for reserving against its assets, we believe that it is in the interest of our shareholders to take this final step to write off these lease pools completely." Bailey noted that despite the write off, Ameriana's regulatory capital is expected to remain well above required levels at September 30, 2003.

     Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank and Trust, the Company offers an extensive line of banking services and provides a range of investments and securities products through branches in the central Indiana area. As its name implies, Ameriana Bank and Trust also offers trust and investment management services, has interests in Family Financial Life Insurance Company and Indiana Title Insurance Company, and owns Ameriana Insurance Agency, a full-service insurance agency.

     This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "prospects," "believe," and "expects" involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the amount of losses incurred from the liquidation of certain of the Company's investments, the eventual outcome of litigation to enforce certain surety agreements, pending transactions for the sale of certain branches and related assets, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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